Exhibit 2.1

AMENDMENT NO. 1
TO
AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1, dated as of August 14, 2008 (this “Amendment”), to the AGREEMENT AND PLAN OF MERGER (the “Agreement”) dated as of June 24, 2008, by and among (i) SAES GETTERS S.P.A., an Italian corporation (“Parent”), (ii) SAES DEVICES CORP., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and (iii) MEMRY CORPORATION, a Delaware corporation (the “Company”). Capitalized terms not otherwise defined shall have the meanings set forth in the Agreement.

R E C I T A L S

WHEREAS, the Parties have agreed to amend the Agreement to provide for various matters set forth herein.

WHEREAS, the Board of Directors of the Company has approved this Amendment pursuant to Section 7.4 of the Agreement.

WHEREAS, the Boards of Directors of Parent and Merger Sub have approved this Amendment pursuant to Section 7.4 of the Agreement.

WHEREAS, simultaneously herewith, Parent and Merger Sub shall execute and deliver to the Company the consent set forth in Exhibit A hereto.

NOW, THEREFORE, in consideration of these premises, the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereto agree to amend the Agreement as follows:

1. Section 1.7(a) of the Agreement is hereby amended and restated in its entirety as follows:

(a) Conversion of Company Common Stock. Subject to Sections 1.7(b), 1.7(d) and 1.7(e), each issued and outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) outstanding immediately prior to the Effective Time, other than any Cancelled Shares (to the extent provided in Section 1.7(b)) and any Dissenting Shares (to the extent provided for in Section 1.7(e)) shall thereupon be converted automatically into and shall thereafter represent the right to receive an amount equal to $2.53 per share (the “Merger Consideration”). All shares of Company Common Stock that have been converted into the right to receive the Merger Consideration as provided in this Section 1.7(a) shall be automatically cancelled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such shares of Company Common Stock shall cease to have any rights with respect to such shares of Company Common Stock other than the right to receive the Merger Consideration.

2. Section 4.1(b)(vii) of the Agreement is hereby amended and restated to read in its entirety as follows:

(vii) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries and except for purchases of shares of Company Stock at a price per share less than $2.53 per share, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

3. Section 4.1(b)(viii) of the Agreement is hereby amended and restated to read in its entirety as follows:

(viii) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), other than in the ordinary course of business consistent with past practice and except for (A) any indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money, so long as the principal amount thereof is not increased and the other terms and conditions thereof are not materially less favorable than the existing terms of such indebtedness (C) guarantees by the Company of indebtedness for borrowed money of Subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 4.1(b), (D) indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement and (E) indebtedness for borrowed money not to exceed $4,000,000 in aggregate principal amount outstanding at any time incurred by the Company or any of its Subsidiaries other than in accordance with clauses (A)-(D), inclusive; provided, however, that in the case of this clause (E), $3,500,000 of such principal amount shall be used solely with respect payments under the settlement agreements referred to on Exhibit A to the Amendment No. 1 to this Agreement;

4. Section 4.1(b)(xi) of the Agreement is hereby amended and restated to read in its entirety as follows:

(xi) except as set forth on Exhibit A to the Amendment No. 1 to the Agreement or as set forth on Section 4.1(b)(xi) of the Company Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries to, enter into any Company Material Contracts other than in the ordinary course of business;

5. Section 4.1(b)(xviii) of the Agreement is hereby amended and restated to read in its entirety as follows:

(xviii) except as set forth on Exhibit A to the Amendment No. 1 to the Agreement, shall not settle any material pending claim or other material disagreement resulting in any payment of an amount in excess of $50,000 in the aggregate as to all such claims or disagreements;

6. Section 4.8(b)(i) of the Agreement is hereby amended and restated to read in its entirety as follows:

(i) promptly, but in no event later than August 1, 2008, make their respective filings and thereafter make any other required submissions under the HSR Act;

7. MISCELLANEOUS

(a) References to the Agreement. After giving effect to this Amendment, each reference in the Agreement to "this Agreement," "hereof," "hereunder," "herein," "hereby" or words of like import referring to the Agreement shall refer to the Agreement, as amended by this Amendment, and each reference in the Company Disclosure Schedules to "the Agreement" shall refer to the Agreement as amended by this Amendment.

(b) No Further Amendment. Except as amended hereby, the Agreement shall remain in full force and effect.

(c) Entire Agreement. The Agreement and this Amendment and the other writings referred to herein or delivered pursuant hereto contain the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements or understandings with respect hereto and thereto.

(d) Governing Law. This Amendment shall be governed and construed in accordance with the laws of the State of Delaware.

(e) Counterparts; Facsimile. This Amendment may be executed in any number of counterparts (each of which may be transmitted via facsimile or by pdf), and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

(f) Headings. The headings of the various sections of this Amendment have been inserted for convenience of reference only and shall not be deemed to be a part of this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 1 as of the date first above written.

PARENT:

SAES GETTERS S.P.A

By:	/s/ Giulio Canale
	Name:	Giulio Canale
	Title:	Managing Director

MERGER SUB:

SAES DEVICES CORP.

By:	/s/ Massimo Della Porta
	Name:	Massimo Della Porta
	Title:	President

COMPANY:

MEMRY CORPORATION

By:	/s/ Robert Belcher
	Name:	Robert Belcher
	Title:	Chief Executive Officer

B-1

EXHIBIT A

CONSENT

THIS CONSENT, dated as of August 14, 2008, (this “Consent”) is entered into in connection with that AGREEMENT AND PLAN OF MERGER dated as of June 24, 2008, by and among (i) SAES GETTERS S.P.A., an Italian group (“Parent”), (ii) SAES DEVICES CORP., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”) and (iii) Memry Corporation, a Delaware corporation (the “Company”), as amended by that certain Amendment No.1 dated on or about the date hereof (the “Agreement”). Capitalized terms not otherwise defined shall have the meanings set forth in the Agreement.

WHEREAS, pursuant to the terms of the Agreement, the Company has covenanted that between the date of the Agreement and the earlier of the Effective Time and the Termination Date, the Company shall not take certain actions and not enter into certain agreements without the consent of Parent and Merger Sub.

WHEREAS, the Parties desire to permit the Company to take certain actions otherwise prohibited under the Agreement.

NOW, THEREFORE, in consideration of these premises and the mutual promises herein made, the Parent and Merger Sub hereby consent to the following:

(a)
The Company entering into the Settlement Agreement and Mutual Release by and among Memry Corporation, Kentucky Oil Technology, N.V., Memory Metal Holland B.V., Peter Besselink, Dr. Wilfried van Moorleghem, and United Stenting, Inc. substantially in the form provided to Parent (the “Settlement Agreement”);

(b)	The Company carrying out the terms of the Settlement Agreement;

(c)
The Company entering into a Settlement Agreement and Mutual Release between Memry Corporation and Schlumberger Technology Corporation substantially in the form provided to Parent (the “Schlumberger Settlement Agreement”);

(d)	The Company carrying out the terms of the Schlumberger Settlement Agreement; and

(e)	The Company entering into the Mutual Release and Agreement Dr. Wilfried von Moorleghem and AMT, N.V. substantially in the form provided to Parent (the “WVM Settlement Agreement”).

(f)	The Company carrying out the terms of the WVM Settlement Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parent and Merger Sub have executed this consent as of the date first above written.

PARENT:

SAES GETTERS S.P.A.

By:	/s Giulio Canale
	Name:	Giulio Canale
	Title:	Managing Director

MERGER SUB:

SAES DEVICES CORP.

By:	/s/ Massimo Della Porta
	Name:	Massimo Della Porta
	Title:	President